Exhibit 14

Code of Ethics

For Chief Executive Officer and Senior Financial Officers

of Vision Bancshares, Inc.,

Vision Bank and Vision Bank, FSB

It is the policy of Vision Bancshares, Inc. that the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), President and Controller of each of Vision Bank, Vision Bank, FSB and Vision Bancshares, Inc. (hereinafter sometimes collectively referred to as the “Company”) adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Perform responsibilities with a view to causing periodic reports filed with the SEC to contain information which is accurate, complete, fair and understandable.

3. Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company,

4. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

5. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

6. Proactively promote ethical behavior among subordinates and peers.

7. Use corporate assets and resources employed or entrusted in a responsible manner.

8. Do not use corporate information, corporate assets, corporate opportunities or one’s position with the Company for personal gain. Do not compete directly or indirectly with the Company.

9. Comply in all respects with the Company’s Code of Conduct and Ethics, and all other policies of the Company.

10. Advance the Company’s legitimate interests when the opportunity arises.

It is also the Policy of Vision Bancshares, Inc. that the CEO, CFO and Controller of each of Vision Bancshares, Inc., Vision Bank and Vision Bank, FSB acknowledge and certify to the foregoing annually and file a copy of such certification with the Audit Committee of the Board.

The Audit Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Policy.

Dated September 9, 2003
	By:	/s/ J. Daniel Sizemore
J. Daniel Sizemore,
Chief Executive Officer

Dated September 9, 2003
	By:	/s/ William E. Blackmon
William E. Blackmon,
Chief Financial Officer

Dated September 9, 2003
	By:	/s/ Robert S. McKean
Robert S. McKean,
President, Vision Bank

Dated September 9, 2003
	By:	/s/ Joey W. Ginn
Joey W. Ginn,
President, Vision Bank FSB

Dated September 9, 2003
	By:	/s/ Siri Albright
Siri Albright,
Internal Controller, Vision Bank

Dated December 31, 2003
	By:	/s/ Matt Ivers
Matt Ivers
Internal Controller, Vision Bank FSB